CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference of our report, dated August 28, 2013, on the financial statements and financial highlights of Hussman Investment Trust, comprised of Hussman Strategic Growth Fund, Hussman Strategic Total Return Fund, Hussman Strategic International Fund and Hussman Strategic Dividend Value Fund, included in the Annual Report to Shareholders for the fiscal year ended June 30, 2013, in Post-Effective Amendment Number 20 to the Registration Statement (Form N-1A, No. 333-35342), as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
October 28, 2013